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                                                                    EXHIBIT 9(b)

                            DEFERRED FEE AGREEMENT
                            ----------------------


     THIS AGREEMENT, dated as of ______________ by and between CIGNA Variable Products Group (the "Trust"), a management investment company organized as a Massachusetts business trust, with offices at 1380 Main Street, Springfield, MA 01103 and ____________________________ ("Trustee"), currently residing at
______________________.

                                  WITNESSETH:

     WHEREAS, Trustee currently serves as a trustee of the Trust and receives remuneration ("Trustee's Fees") from the Trust in that capacity; and

     WHEREAS, Trustee desires that an arrangement be established with the Trust under which Trustee may defer receipt of Trustee's Fees that may otherwise become payable to Trustee and that relate to services performed after the date hereof; and

     WHEREAS, the Trust is agreeable to such an arrangement;

     NOW, THEREFORE, it is agreed as follows:

     1. Trustee irrevocably elects to defer receipt, subject to the provisions of this Agreement, of any Trustee's Fees which may otherwise become payable to Trustee for the calendar year 1995, and which relate to services performed after the date hereof. Such election shall continue in effect with respect to any Trustee's Fees which may otherwise become payable to Trustee for any calendar year subsequent to 1995 (which, together with the remainder of calendar year 1995, are referred to herein as "Deferred Years" and individually as a "Deferred Year"), unless prior to January 1 of such year, Trustee shall have delivered to the President of the Trust a written revocation of such election with respect to any Trustee's Fees which may otherwise become payable to him for such year. Trustee's Fees with respect to which Trustee shall have elected to defer receipt (and shall not have revoked such election) as provided above are hereinafter referred to as "Deferred Trustee's Fees."

     2. During any Deferred Year, the Trust shall credit the amount of Deferred Trustee's Fees to a book reserve account (the "Deferred Fee Account") based on the rate(s) of such Trustee's Fees in effect from time to time during such year. The Deferred Fee Account shall also be credited with the aggregate value on the date hereof of any book reserve account designated as a Deferred Fee Account pursuant to any Deferred Fee Agreement entered into between the Trust and Trustee prior to the date hereof. Trustee's Fees that become payable for attending Board Meetings or meetings of the Audit, Nominating, Contracts or other committees shall be credited to the Deferred Fee Account on the business day following a meeting of the Board (or committees of the Board, as appropriate) based on the rate(s) of such Trustee's Fees in effect from time to time during such year.

     3. The "Underlying Securities" designated for the Deferred Fee Account shall be shares of the AIM Money Market of AIM Funds Group; provided, however, that management of the Trust and Trustee may from time to time designate in writing shares of one or more series of AIM Funds Group (or any successor to any such series) as the Underlying Securities. Notwithstanding the foregoing, if in the reasonable judgment of management of the Trust
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the acquisition of designated Underlying Securities would be reasonably likely to result in a violation by any series of the Trust of Section 12(d)(1) under the Investment Company Act of 1940, as amended, or of the investment objectives and policies of any series of the Trust, management may designate new Underlying Securities, upon written notice to the Trustee, which designation shall be effective until such time as a new designation is made in writing by management of the Trust and the Trustee.

     4. The value of the Deferred Fee Account as of any date shall be equal to the value such account would have had as of such date if the amounts credited thereto had been invested and reinvested in the Underlying Securities from and after the date such Underlying Securities were designated. In addition, the Deferred Fee Account shall be credited or debited, as the case may be, with all gains, losses, interest, dividends and earnings that would have been realized had the Deferred Fee Account been invested in such Underlying Securities from and after the date such Underlying Securities were designated.

     5. The Trust's obligation to make payments of the Deferred Fee Account shall be a general obligation of the Trust, and such payments shall be made from the Trust's general assets and property. Trustee's relationship to the Trust under this Agreement shall be only that of a general unsecured creditor, and neither this Agreement nor any action taken pursuant hereto shall create or be construed to create a trust or fiduciary relationship of any kind between the Trust and Trustee, Trustee's designate beneficiary or any other person. The Trust shall not be required to purchase, hold or dispose of any investments pursuant to this Agreement; provided, however, that if in order to cover its obligations hereunder the Trust elects to purchase any investments (including without limitation investments in the Underlying Securities), the same shall continue for all purposes to be a part of the general assets and property of the Trust, subject to the claims of its general creditors and no person other than the Trust shall by virtue of the provisions of this Agreement have any interest in such assets other than an interest as a general creditor. The Trust shall provide an annual statement to Trustee showing such information as is appropriate, including the aggregate amount in the Deferred Fee Account, as of a reasonably current date, which amount may increase or decrease from time to time as a result of gains, losses, interest, dividends and earnings, in accordance with paragraph 4 above.

     6. Upon termination of Trustee's service as a trustee, payment of amounts out of Trustee's Deferred Fee Account shall be made to Trustee in such number of annual installments as shall be determined by the Trust in its sole discretion. The Trust may consult with Trustee prior to such determination. Each annual installment payment shall be made as of January 31, beginning with the January 31st following the termination of Trustee's service as a trustee. Until complete payment of amounts credited to the Deferred Fee Account, the unpaid balance shall be credited or debited, as the case may be, with all gains, losses, interest, dividends and earnings in accordance with paragraph 4 above. The Trust in its sole discretion reserves the right to accelerate payment of amounts in Trustee's Deferred Fee Account at any time after termination of Trustee's service as a trustee. Notwithstanding the foregoing, in the event of liquidation, dissolution or winding up of the Trust or the distribution of all or substantially all of the Trust's assets and property relating to one or more series of its shares to shareholders of such series (for this purpose a sale, conveyance or transfer of the Trust's assets to a trust, partnership, association or another corporation in exchange for cash, shares or other securities with the transfer being made subject to, or with the assumption by the transferee of, the liabilities of the Trust shall not be deemed a termination of the Trust or such a distribution), all unpaid amounts in the
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Deferred Fee Account as to such series as of the effective date thereof shall be paid in a lump sum on such effective date.

     7. Payment of amounts credited to the Deferred Fee Account shall be made in the form of a check. Such payment shall be made to Trustee except that:

     (a) in the event that Trustee shall be determined by a court of competent jurisdiction to be incapable of managing Trustee's financial affairs, and if the Trust has actual notice of such determination, payment shall be made to Trustee's personal representative(s); and
     (b) in the event of Trustee's death, payment shall be made to the last beneficiary designated by Trustee for purposes of receiving such payment in such event in a written notice delivered to the President of the Trust; provided that if such beneficiary has not survived Trustee, payment shall instead be made to Trustee's estate. (Trustee hereby designates the Estate of Paul J. McDonald as the initial beneficiary for purposes of receiving such payment in such event.)

     The Trust may deduct from the payment of amounts in the Deferred Fee Account any amounts required for purposes of withholding for federal and/or state income and employment tax or any similar tax or levy.

     8. Amounts in the Deferred Fee account shall not in any way be subject to the debts or other obligations of Trustee and may not be voluntarily sold, transferred, pledged or assigned by him except as provided in paragraph 7(b).

     9. This Agreement shall not be construed to confer any right on the part of Trustee to be or remain a trustee of the Trust or to receive any, or any particular rate of, Trustee's Fees.

     10. Interpretations of, and determinations related to, this Agreement made by the Trust, including any determinations of the amounts in the Deferred Fee Account, shall be made by the Board of Trustees of the Trust and, if made in good faith, shall be conclusive and binding upon all parties; and the Trust shall not incur any liability to Trustee for any such interpretation or determination so made or for any other action taken by it in connection with this Agreement in good faith.

     11. This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof, and may not be amended, modified or supplemented in any respect except by subsequent written agreement entered into by both parties. This Agreement supersedes all prior agreements between the parties with respect to the subject matter hereof, including but not limited to any prior Deferred Fee Agreement.

     12. This Agreement shall be binding upon, and shall inure to the benefit of, the Trust and its successors and assigns and Trustee and Trustee's heirs, executors, administrators and personal representatives.

     13. This Agreement is being entered into in, and shall be construed in accordance with the internal laws of, the Commonwealth of Massachusetts, without regard to conflicts of law provisions thereof.
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     14.  Copies of the Master Trust Agreement, as amended, establishing CIGNA
Variable Products Group (the "Trust") are on file with the secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trust by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually but are binding only upon the assets and property of the Trust.

     IN WITNESS WHEREOF, the Trust has caused this Agreement to be executed on its behalf by its duly authorized officer, and Trustee has executed this Agreement, on the date first written above.


                                                 CIGNA VARIABLE PRODUCTS GROUP

                                                 By:____________________________
                                                 Name:
                                                 Title:




                                                 _______________________________
                                                 Trustee